EXHIBIT 10.25

United Security Bancshares, Inc.

Summary of Directors’ Fees, effective August 24, 2011

Bancshares’ Board of Directors approved the following retainers and attendance fees for board and committee meetings, effective August 24, 2011:

United Security Bancshares, Inc.

Retainers:

Chairperson	$1,350/month

Board Members	$600/month

Board Meeting Fees:

Board Members	$500/board meeting attended

Committee Chairperson Fees:

Chairperson of the Audit Committee, the Compensation Committee and the Nominating, Executive and Corporate Governance Committee	$400/committee meeting attended

First United Security Bank

Board Meeting Fees:

Board Members	$400/month

Each non-employee member of the committees of United Security Bancshares, Inc. and First United Security Bank receives $250/committee meeting attended.

Additionally, any director who attends regularly scheduled or special board meetings or committee meetings held outside of the director’s county of residence is reimbursed for mileage for meetings attended.

Non-employee directors may elect to defer payment of all or any portion of their First United Security Bank director fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”), and, beginning on January 1, 2012, all United Security Bancshares, Inc. director fees are deferred under the Plan. The Plan, which was ratified by shareholders at the annual meeting held on May 11, 2004, permits non-employee directors to invest their directors’ fees and to receive the adjusted value of the deferred amounts in cash and/or shares of Bancshares’ common stock.